Perkins Coie LLP 1301 Second Avenue Suite 4200 Seattle, WA 98101	T. +1.206.359.8000 F. +1.206.359.9000 perkinscoie.com

May 1, 2026
DeFi Development Corp.
6401 Congress Avenue, Suite 250
Boca Raton, FL 33487
Re:    DeFi Development Corp. Sales Agreement
Ladies and Gentlemen:
We have acted as counsel to DeFi Development Corp., a Delaware corporation (the “Company”), in connection with the issuance and sale from time to time of up to $200,000,000 of shares of common stock of the Company, $0.00001 par value per share (the “Shares”), pursuant to the Sales Agreement, dated May 1, 2026 (the “Sales Agreement”), by and between the Company and R.F. Lafferty & Co., Inc. The Shares will be issued pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-295142), as filed with the Securities and Exchange Commission (the “Commission”) on April 17, 2026 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Commission on April 27, 2026, including the prospectus which forms a part of the Registration Statement, and the related prospectus supplement dated May 1, 2026 (collectively, the “Prospectus”).
In our capacity as counsel to the Company, we have examined or are otherwise familiar with the Registration Statement and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents, and (b) information provided in certificates of officers of the Company. All opinions based on the foregoing documents and certificates are as of the date of such documents and certificates, not as of the date of this opinion letter. We have not independently verified the facts so relied on.
In such examination, we have assumed the following without investigation: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
Based on and subject to the foregoing, we are of the opinion that the Shares, when issued, sold and delivered by the Company in the manner and for the consideration stated in the Sales Agreement and the Prospectus, will be validly issued, fully paid and nonassessable.
The foregoing opinions are subject to the following exclusions and qualifications:

DeFi Development Corp.
May 1, 2026

(a)Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.
(b)We do not express any opinions herein concerning any laws other than the laws in their current forms of the States of New York and Delaware and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated May 1, 2026, incorporated by reference into the Registration Statement, and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations of the Commission thereunder.
Very truly yours,

/s/ PERKINS COIE LLP